Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into this 8th day of July, 2008 (the “Effective Date”) by and among Westell Technologies, Inc., a Delaware corporation (the “Company”), Westell, Inc., an Illinois corporation (the “Operating Subsidiary”) and Bernard F. Sergesketter (“Executive”).

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1.     EMPLOYMENT AND DUTIES. The Company hereby employs Executive to serve as Acting Chief Executive Officer of the Company as well as Acting Chief Executive Officer of the Operating Subsidiary, during the Term (as such term is defined in Section 3. Executive accepts such employment on the terms and conditions set forth in this Agreement. Executive shall perform the duties of Chief Executive Officer of the Company and of the Operating Subsidiary and shall perform such other duties consistent with such positions as may be assigned to Executive from time to time by the Board of Directors of the Company or the Operating Subsidiary (individually, a “Board” and collectively, the “Boards”). Executive shall devote his best efforts and skills to the business and interests of the Company and the Operating Subsidiary and be available at the Company for the equivalent of eighteen (18) days per month. It is hereby acknowledged that Executive may continue his consulting activities for clients who are not direct competitors of the Company or its subsidiaries at times when he is not actively engaged at the Company premises or traveling on Company or Operating Subsidiary business. Executive may also (i) manage his personal investments and participate in charitable and civic affairs and (ii) serve on the boards of directors of for-profit or non-profit corporations. Executive shall at all times observe and abide by the Company’s and the Operating Subsidiary’s written policies and procedures as in effect from time to time. At the request of the Company Board, Executive shall also serve as a director of Conference Plus, Inc. or other subsidiaries or affiliates of the Company.

Upon any termination of Executive’s employment with the Company for any reason, Executive shall promptly resign from all positions as an officer and/or director of all of the Westell Companies.

SECTION 2. COMPENSATION	.

2.1       Salary. In consideration of the services to be performed by Executive hereunder, Executive shall be paid a salary during the Term by the Operating Subsidiary (the “Salary”) at the rate of Thirty Six Thousand Dollars

($36,000) per month, which shall be payable in installments consistent with the Operating Subsidiary’s payroll schedule. Except for the stock option described in Section 2.2 below, Executive shall not be eligible to participate in any bonus, retirement, vacation, Section 125 spending account, medical or vision coverage, disability, life insurance, stock purchase, or other benefit plans, practices, policies or programs of the Company.

2.2     Stock Option. On the date hereof, Executive shall receive a stock option for 60,000 shares of the Company’s Class A common stock pursuant to the Westell Technologies, Inc. 2004 Stock Incentive Plan with the following terms: (i) normal vesting in 10,000 share monthly increments over six (6) months if he is an employee of the Company on the vesting date; (ii) 100% early vesting upon termination by the Company of Executive’s employment by reason of the hiring of a permanent Chief Executive Officer; (iii) forfeiture of the entire option, whether or not vested, upon a termination for Cause, (iv) forfeiture of any unvested portion of the option upon termination by Company or Executive for any other reason or no reason, or by reason of death or Disability; and (iv) exercisability of the vested portion of the option from vesting date and continuing for five (5) years following termination of employment.

2.3     Expense Allowance. In addition to reimbursement for business expenses incurred and submitted in accordance with Company policy, Executive shall be entitled to receive a nonaccountable expense allowance of $2,500 per month during the Term.

SECTION 3. TERM	.

3.1     Commencement. The term of Executive’s employment hereunder shall commence on the Effective Date and continue until terminated in accordance with this Agreement. The term of Executive’s employment hereunder is referred to herein as the “Term”.

3.2     Termination by the Company. The Company may terminate Executive’s employment with or without Cause at any time upon ten (10) days written notice. Upon termination, Executive shall be entitled to receive his Salary as set forth in Section 2.1 pro-rated through the effective date of such termination.

3.3     Termination by Executive. Executive may resign from and terminate his employment with the Company at any time upon ten (10) days written notice. Upon termination, Executive shall be entitled to receive his Salary as set forth in Section 2.1 pro-rated through the effective date of such termination. In the event Executive resigns from the Company, the Company shall have the right to make such resignation effective as of any date prior to the expiration of any required notice period.

3.4     Death or Disability. Executive’s employment with the Company shall automatically be terminated upon Executive’s death or Disability, in which case Executive or his estate shall (i) be entitled to receive his Salary as set forth in Section 2.1 pro-rated through the effective date of such termination.

3.5     Notice of Termination. Any termination of Executive’s employment by the Company or by Executive shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 7.5 hereof. A “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement relied upon.

SECTION 4. CERTAIN COVENANTS OF EXECUTIVE	.

4.1     Confidential Information. Executive acknowledges that the information, observations and data obtained by him during the course of his employment by the Company concerning the business and affairs of the Westell Companies or of third parties that the Westell Companies may be required to keep confidential (the “Westell Company Information”) are confidential and are the property of the Westell Companies or of such third parties. Executive hereby agrees that he shall not disclose to any unauthorized person or use for his own account or for the account of any third party any Westell Company Information without the Company’s prior written consent, unless and then only to the extent the Westell Company Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or failure to act. Executive shall use his best efforts to prevent the unauthorized misuse, espionage, loss or theft of the Westell Company Information. Executive further agrees to deliver to the Company at the termination of his employment, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof in any form whatsoever) relating to the Business of the Westell Companies that Executive may then possess or have under his control.

4.2     Equitable Relief. Executive agrees that any violation by Executive of any covenant in this Section 4 may cause such damage to the Company as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, Executive agrees that the Company shall be entitled, as a matter of right, to a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by Executive. Such injunctive relief shall be in addition to and in no way in limitation of, any and all other remedies the Company shall have in law and equity for the enforcement of such covenants and provisions.

SECTION 5.     REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF EXECUTIVE. Executive represents and warrants to the

Company that (i) the performance of this Agreement will not breach any agreement or obligation by which Executive is bound to keep in confidence proprietary information acquired by Executive or in confidence or in trust prior to employment by the Company or any other agreement to which Executive is a party or is bound, and (ii) he has not taken and does not have in his possession or control any confidential information or property relating to any former employer. Executive agrees that he will not use confidential information or property of any other employer while employed by the Company.

SECTION 6.     DEFINITIONS. For the purposes of this Agreement, the following terms shall have the meanings indicated:

(a)       “Cause” shall mean (i) the failure by Executive to comply with a particular directive or request from the Board of either the Company or the Operating Subsidiary regarding a matter material to either company, and the failure thereafter by Executive to reasonably address and remedy such noncompliance within ten (10) days (or such shorter period as shall be reasonable or necessary under the circumstances) following Executive’s receipt of written notice from such Board confirming Executive’s noncompliance; (ii) the taking of an action by Executive regarding a matter material to either the Company or the Operating Subsidiary, which action Executive knew at the time the action was taken to be specifically contrary to a particular directive or request from the Board of either the Company or the Operating Subsidiary, (iii) the failure by Executive to comply with the written policies of the Company or the Operating Subsidiary regarding a matter material to the Company or the Operating Subsidiary, including expenditure authority, and the failure thereafter by Executive to reasonably address and remedy such noncompliance within ten (10) days (or such shorter period as shall be reasonable or necessary under the circumstances) following Executive’s receipt of written notice from such Board confirming Executive’s noncompliance, but such opportunity to cure shall not apply if the failure is not curable; (iv) Executive’s engaging in willful, reckless or grossly negligent conduct or misconduct which, in the good faith determination of the Company’s Board or the Operating Subsidiary’s Board, is materially injurious to the Company, the Operating Subsidiary, or one or more of the other Westell Companies, monetarily or otherwise; (v) the aiding or abetting a competitor or other breach by the Executive of his fiduciary duties to the Company, the Operating Subsidiary or any other of the Westell Companies for which he serves as officer or director; (vi) a material breach by Executive of his obligations of confidentiality or nondisclosure or (if applicable) any breach of Executive’s obligations of noncompetition or nonsolicitation under this Agreement; (vii) the use or knowing possession by Executive of illegal drugs on the premises of any of the Westell Companies; or (viii) Executive is convicted of, or pleads guilty or no contest to, a felony or a crime involving moral turpitude.

(b)       “Disability” shall mean in the case of Executive, the condition of being mentally and/or physically disabled such that Executive cannot fulfill the substantial duties of his employment with or without accommodation, as determined by a physician reasonably satisfactory to the Company.

(c)       “Westell Companies” means the Company, all of its direct and indirect subsidiary companies, and any of them.

SECTION 7. MISCELLANEOUS	.

7.1     Entire Agreement; Amendment. This Agreement represents the entire understanding of the parties hereto with respect to the employment of Executive and supersedes all prior agreements with respect thereto. This Agreement may not be altered or amended except in writing executed by both parties hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

7.2     Assignment; Benefit. This Agreement is personal and may not be assigned by either party.

7.3     Applicable Law. This Agreement shall be governed by the laws of the State of Illinois, without regard to the principles of conflicts of laws.

7.4     Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) if to Executive, when personally delivered, or (ii) if to either party when delivered by recognized overnight courier such as Federal Express or when mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office and to Executive at Executive’s principal residence as shown in the Company’s personnel records, provided that all notices to the Company shall be directed to the attention of the Board of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

7.5     Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.6     Tax Effect. All payments or benefits provided hereunder shall be subject to deduction for applicable withholding. Executive acknowledges that he is responsible for payment of all income taxes in connection with the exercise of his stock option, and that either withholding from salary or payment to the Operating Subsidiary of such tax shall be a condition of such exercise.

7.7     Expenses. The Company agrees to pay or reimburse the legal expenses incurred by Executive in review and negotiation of this Agreement up to a maximum of $2,500.

7.8     Waiver of Jury Trial. Company, the Operating Subsidiary and the Executive each waive their respective right to a trial by jury of any claim or cause of action based upon or arising out or related to this Agreement in any action, proceeding or other litigation of any type brought by any of the parties against any other party or any affiliate of any other such party, whether with respect to contract claims, tort claims or otherwise. Each party agrees that any such claim or cause of action shall be tried by a court trial without a jury. Without limiting the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this section as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Agreement or any provision hereof. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

Westell Technologies, Inc.

By: /s/ John W. Seazholtz

Chairman of the board

Westell, Inc.

By: /s/ John W. Seazholtz

Chairman of the board

/s/ Bernard F. Sergesketter

Bernard F. Sergesketter